     As filed with the Securities and Exchange Commission on March 10, 2000
                                            Registration Statement No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM S-3

                             ----------------------

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ----------------------

                               SAPIENT CORPORATION
             (Exact name of registrant as specified in its charter)

                             ----------------------

             DELAWARE                                    04-3130648
   (State or other jurisdiction             (I.R.S. Employer Identification No.)
of incorporation or organization)

                               ONE MEMORIAL DRIVE
                         CAMBRIDGE, MASSACHUSETTS 02142
                                 (617) 621-0200
                        (Address, including zip code, and
                     telephone number, including area code,
                            of registrant's principal
                               executive offices)

                             ----------------------

                              DEBORAH ENGLAND GRAY
                                 GENERAL COUNSEL
                               SAPIENT CORPORATION
                               ONE MEMORIAL DRIVE
                         CAMBRIDGE, MASSACHUSETTS 02142
                                 (617) 621-0200
                     (Name, address, including zip code, and
                     telephone number, including area code,
                              of agent for service)

                             ----------------------

                                   COPIES TO:
                             JONATHAN WOLFMAN, ESQ.
                                HALE AND DORR LLP
                                 60 STATE STREET
                           BOSTON, MASSACHUSETTS 02109
                               TEL: (617) 526-6000
                               FAX: (617) 526-5000

         Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] 333-_______.

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] 333-__________.

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         -------------------------------

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
                                                                                Proposed
                                            Amount      Proposed Maximum        Maximum
      Title of Each Class of                to be        Offering Price        Aggregate           Amount of
   Securities to be Registered            Registered        Per Share        Offering Price    Registration Fee
----------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per
share.................................     82,644          $107.13 (1)       $8,853,652 (1)         $2,338
----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices on the Nasdaq National Market on March 7,2000.

            -------------------------------------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED MARCH 10, 2000

                                   PROSPECTUS

                               SAPIENT CORPORATION

                          82,644 SHARES OF COMMON STOCK

                              ---------------------

         In October 1999, Sapient Corporation issued 88,044 shares of common stock to the members of E.Lab, L.L.C. in connection with our acquisition of the assets of that company. This prospectus relates to resales of some of those shares by the members of E.Lab, L.L.C. We will not receive any of the proceeds from the sale of the shares. The shares of common stock covered by this prospectus also include the additional shares issued as the result of a two-for-one stock split effected as a 100% stock dividend distributed on November 5, 1999 to stockholders of record on November 1, 1999. Unless otherwise indicated, all share numbers in this prospectus have been adjusted to reflect the stock split.

         We have agreed to pay certain expenses of registering the shares being offered by the selling stockholders. The selling stockholders will pay all brokerage fees, underwriting discounts and selling commissions, if any, in connection with the sale of the shares.

         The selling stockholders, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. Our common stock is traded on the Nasdaq National Market under the symbol SAPE. On March 8, 2000, the closing sale price of our common stock on Nasdaq was $110.875 per share.

                              ---------------------


         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                              ---------------------

         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------------


                The date of this prospectus is ________ __, 2000.

                                TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----

Where to Find More Information..............................................3

Incorporation of Certain Documents by Reference.............................3

Summary Description of Our Business.........................................5

Risk Factors................................................................6

Special Note Regarding Forward-Looking Statements..........................13

Use of Proceeds............................................................14

The E.Lab Acquisition......................................................14

Selling Stockholders.......................................................14

Description of Capital Stock...............................................16

Plan of Distribution.......................................................18

Legal Matters..............................................................20

Experts....................................................................20

         WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF COMMON STOCK.

                         WHERE TO FIND MORE INFORMATION

         We file reports, proxy statements, and other documents with the Securities and Exchange Commission and with Nasdaq. Here are ways you can access this information:

        -----------------------------------------------------------------
             WHAT IS AVAILABLE                   WHERE TO GET IT
        -----------------------------------------------------------------
        Paper copies of information        SEC's Public Reference Room
                                            Judiciary Plaza Building
                                        450 Fifth Street, N.W., Room 1024
                                             Washington, D.C. 20549
                                        ---------------------------------
                                          The Nasdaq Stock Market, Inc.
                                               1735 K Street, N.W.
                                             Washington, D.C. 20006
        -----------------------------------------------------------------
            On-line information             SEC's Internet website at
                                               http://www.sec.gov
        -----------------------------------------------------------------
        Information about the SEC's              Call the SEC at
           Public Reference Room                 1-800-SEC-0330
        -----------------------------------------------------------------

         This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the sources listed above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supercedes previously filed information. We are incorporating by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus:

                  (i) Our Annual Report on Form 10-K for the year ended December 31, 1998, filed with the SEC on March 16, 1999, as amended by Form 10-K/A filed with the SEC on April 30, 1999;

                  (ii) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed with the SEC on May 14, 1999, as amended by Form 10-Q/A filed with the SEC on May 21, 1999;

                  (iii) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, filed with the SEC on August 13, 1999;

                  (iv) Our Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, filed with the SEC on October 21, 1999;

                  (v) Our Current Report on Form 8-K/A, filed with the SEC on February 23, 1999;

                  (vi) Our Current Report on Form 8-K, filed with the SEC on April 7, 1999;

                  (vii) Our Current Report on Form 8-K, filed with the SEC on April 23, 1999, as amended by Form 8-K/A filed with the SEC on April 23, 1999;

                  (viii) Our Current Report on Form 8-K, filed with the SEC on July 26, 1999;

                  (ix) Our Current Report on Form 8-K, filed with the SEC on December 10, 1999;

                  (x) Our Current Report on Form 8-K, filed with the SEC on December 28, 1999;

                  (xi) Our Current Report on Form 8-K, filed with the SEC on January 4, 2000;

                  (xii) All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

                  (xiii) The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on March 26, 1996, as amended by Form 8-A/A filed with the SEC on March 28, 1996.

         You may request a copy of these documents, which will be provided to you at no cost, by contacting:

                               Sapient Corporation
                               One Memorial Drive
                         Cambridge, Massachusetts 02142
                          Attention: Investor Relations
                                 (617) 621-0200

                       SUMMARY DESCRIPTION OF OUR BUSINESS

         Sapient is a leading e-services consultancy providing Internet strategy consulting and sophisticated Internet-based solutions to Global 1000 companies and startup businesses. We help our clients define Internet strategies to improve their competitive position and we design, architect, develop and implement solutions to execute those strategies. These solutions focus on large-scale and complex business-to-consumer and business-to-business electronic commerce, digital customer relationship management, supply chain optimization, electronic markets and Internet portals.

         We believe that our key strength is our ability to deliver high quality solutions, primarily on a fixed-price, fixed-timeframe basis, through a rapid, effective and integrated process. Our services include:

    -    digital business strategy development;

    -    experience modeling;

    -    creative design;

    -    technology development and systems integration; and

    -    integrated engagement leadership.

         We provide end-to-end solutions to our clients using multidisciplinary teams composed of business strategists, researchers, creative specialists, technology professionals and program managers. We deliver our solutions primarily through five industry business units: financial services; media, entertainment and communications; manufacturing, retail and distribution; public sector; and energy services. Using this industry alignment helps us accurately define and deliver tailored solutions that effectively address the market dynamics and business opportunities that our clients face. We have been providing Internet solutions for over five years and employ approximately 2,100 people in offices across the United States and in London, Milan and Sydney.

         Sapient Corporation was incorporated in Delaware in 1991. Our principal executive offices are located at One Memorial Drive, Cambridge, MA 02142. Our telephone number at that location is 617-621-0200 and our Internet address is www.sapient.com. The information contained on our website is not incorporated by reference in this prospectus. Unless the context otherwise requires, references in this prospectus to "Sapient", "we", "us", and "our" refer to Sapient Corporation and its subsidiaries.

                                  RISK FACTORS

         You should carefully consider the risks described below before you decide to buy our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition, or results of operations would likely suffer. In such case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

IF BUSINESSES DO NOT INCREASE THEIR USE OF THE INTERNET AS A MEANS FOR CONDUCTING COMMERCE, OUR REVENUES WILL BE ADVERSELY AFFECTED

         Our future success depends heavily on the increased acceptance and use of the Internet as a means for conducting commerce. We focus our services on the development and implementation of Internet strategies and solutions. If commerce on the Internet does not continue to grow, or grows more slowly than expected, our revenue growth would slow or decline and our business, financial condition and results of operations would be materially adversely affected. Consumers and businesses may reject the Internet as a viable medium for commerce for a number of reasons, including:

    -    inadequate network infrastructure;

    - delays in the development of Internet enabling technologies and performance improvements;

    - delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity;

    - delays in the development of security and authentication technology necessary to effect secure transmission of confidential information;

    - changes in, or insufficient availability of, telecommunications services to support the Internet; and

    - failure of companies to meet their customers' expectations in delivering goods and services over the Internet.

IF WE DO NOT ATTRACT AND RETAIN QUALIFIED PROFESSIONAL STAFF, WE MAY NOT BE ABLE TO ADEQUATELY PERFORM OUR CLIENT ENGAGEMENTS AND COULD NOT ACCEPT NEW CLIENT ENGAGEMENTS

         Our business is labor intensive and our success will depend in large part upon our ability to attract, retain, train and motivate highly-skilled employees. Because of the rapid growth of the Internet, there is intense competition for employees who have strategic, experience modeling, creative design, technical or program management experience. In addition, the Internet has created many opportunities for people with the skills we seek to form their own companies or join startup companies and these opportunities frequently offer the potential for significant future financial profit through equity incentives which we cannot match. During the third quarter of 1999, our rate of voluntary employee turnover was higher than our target rate. We may not be successful in attracting a sufficient number of highly skilled employees in the future, or in retaining, training and motivating the employees we are able to attract. Any inability to attract, retain, train and motivate employees could impair our ability to adequately manage and complete existing projects and to bid for or accept new client engagements.

IF WE DO NOT MANAGE OUR GROWTH EFFECTIVELY, OUR OPERATING RESULTS WILL BE ADVERSELY AFFECTED

         Our growth has placed significant demands on our management and other resources. Our revenues increased approximately 79% in 1998 from $92.0 million in 1997 to $164.9 million in 1998. Our revenues for the nine months ended September 30, 1999 increased approximately 76% over the same period for 1998. Our staff increased from 1,383 full-time employees at September 30, 1998 to 1,939 at September 30, 1999. Our future success will depend on our ability to manage our growth effectively, including by:

    - developing and improving our operational, financial and other internal systems;

    - integrating and managing acquired businesses, joint ventures and strategic investments;

    -    training, motivating and managing our employees;

    -    estimating fixed-price fees and project timeframes accurately;

    -    maintaining high rates of employee utilization; and

    -    maintaining project quality and client satisfaction.

         Our management has limited experience managing a business of Sapient's current size. If we are unable to manage our growth and projects effectively, the quality of our services and products, our ability to retain key personnel and our business, financial condition and results of operations may be materially adversely affected.

WE HAVE SIGNIFICANT FIXED OPERATING COSTS WHICH MAY BE DIFFICULT TO ADJUST IN RESPONSE TO UNANTICIPATED FLUCTUATIONS IN REVENUES

         A high percentage of our operating expenses, particularly personnel and rent, are fixed in advance of any particular quarter. As a result, unanticipated variations in the number, or progress toward completion, of our projects may cause significant variations in operating results in any particular quarter and could result in losses for that quarter.

         An unanticipated termination of a major project, a client's decision not to proceed with a project we anticipated, or the completion during a quarter of several major client projects could require us to maintain underutilized employees and could therefore have a material adverse effect on our business, financial condition and results of operations. Our revenues and earnings may also fluctuate from quarter to quarter based on such factors as:

    -    the contractual terms and timing of completion of projects;

    -    any delays incurred in connection with projects;

    -    the adequacy of provisions for losses;

    - the accuracy of our estimates of resources required to complete ongoing projects; and

    -    general economic conditions.

THE INCREASED SIZE AND COMPLEXITY OF THE SOLUTIONS WE ARE IMPLEMENTING MAKES IT MORE LIKELY THAT WE WILL FAIL TO SATISFY CLIENT EXPECTATIONS, WHICH WOULD DAMAGE OUR REPUTATION AND BUSINESS

         The average dollar size of our solutions has grown significantly, while the timeframe for delivering solutions has generally decreased. As our client engagements become larger and more complex and must be completed in shorter timeframes, it becomes more difficult to manage the development process and the likelihood and consequences of any mistakes increase. Any inability by us to complete client solutions in a timely manner, any defects contained in the solutions we deliver and any other failure by us to achieve client expectations, would have a material adverse effect on our reputation with the affected client and generally within our industry and could have a material adverse effect on our business, results of operations or financial condition.

WE ENTER INTO FIXED-PRICE CONTRACTS AND COULD LOSE MONEY ON THESE CONTRACTS

         Most of our projects are based on fixed-price, fixed-timeframe contracts, rather than contracts in which payment to us is determined on a time and materials basis. Our failure to accurately estimate the resources required for a project or our failure to complete our contractual obligations in a manner consistent with the project plan upon which our fixed-price, fixed-time frame contract was based would adversely affect our overall profitability and could have a material adverse effect on our business, financial condition and results of operations. We have been required to commit unanticipated additional resources to complete projects in the past, which has resulted in losses on those contracts. We recognize that we will experience similar situations in the future and that the consequences could be more severe than in the past due to the increased size and complexity of our solutions. In addition, for some projects we may fix the price at an early stage of the process, which could result in a fixed price that turns out to be too low and therefore would adversely affect our profitability.

WE DEPEND HEAVILY ON A LIMITED NUMBER OF CLIENT PROJECTS, THE LOSS OF ANY OF WHICH WOULD ADVERSELY AFFECT OUR OPERATING RESULTS

         We have derived, and believe that we will continue to derive, a significant portion of our revenues from a limited number of clients for whom we perform large projects. In 1998, our five largest clients accounted for approximately 30% of our revenues, with four clients each accounting for more than 5% of our revenues. For the nine months ended September 30, 1999, our five largest clients accounted for approximately 26% of our revenues, with three clients each accounting for more than 5% of our revenues. In addition, revenues from a large client may constitute a significant portion of our total revenues in a particular quarter. The loss of any principal client for any reason, including as a result of the acquisition of that client by another entity, could have a material adverse effect on our business, financial condition and results of operations.

IF WE ARE UNABLE TO ACHIEVE ANTICIPATED BENEFITS FROM ACQUISITIONS, JOINT VENTURES AND STRATEGIC INVESTMENTS, OUR BUSINESS COULD BE ADVERSELY AFFECTED

         During the past two years, we have completed four acquisitions and entered into one joint venture. The anticipated benefits from these and future acquisitions, joint ventures and strategic investments may not be achieved. For example, when we acquire a company, we cannot be certain that customers of the acquired business will continue to do business with us or that employees of the acquired business will continue their employment or become well integrated into our operations and culture. The identification, consummation and integration of acquisitions, joint ventures and strategic investments requires substantial attention from management. The diversion of the attention of management relating to these activities, as well as any difficulties encountered in the integration process, could have an adverse impact on our business, financial condition and results of operations.

IF CLIENTS UNEXPECTEDLY TERMINATE THEIR CONTRACTS FOR OUR SERVICES, OUR BUSINESS COULD BE ADVERSELY AFFECTED

         Some of our contracts can be canceled by the client with limited advance notice and without significant penalty. Termination by any client of a contract for our services could result in a loss of expected revenues and additional expenses for staff which were allocated to that client's project. The cancellation or a significant reduction in the scope of a large project could have a material adverse effect on our business, financial condition and results of operations.

OUR STOCK PRICE IS VOLATILE AND MAY RESULT IN SUBSTANTIAL LOSSES FOR PURCHASERS OF OUR COMMON STOCK

         The trading price of our common stock could be subject to wide fluctuations in response to:

    - quarterly variations in operating results and our achievement of key business metrics;

    -    changes in earnings estimates by securities analysts;

    - any differences between reported results and securities analysts' published or unpublished expectations;

    - announcements of new contracts or service offerings by us or our competitors;

    - market reaction to any acquisitions, joint ventures or strategic investments announced by us or our competitors; and

    - general economic or stock market conditions unrelated to our operating performance.

         In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities. This type of litigation could result in substantial costs and a diversion of management attention and resources.

IF WE DO NOT KEEP PACE WITH TECHNOLOGICAL CHANGES, OUR COMPETITIVE POSITION WILL SUFFER

         Our markets and the technologies used in our solutions are characterized by rapid technological change. Failure to respond in a timely and cost-effective way to these technological developments would have a material adverse effect on our business, financial condition and results of operations. We expect to derive a substantial portion of our revenues from providing Internet solutions that are based upon leading technologies and that are capable of adapting to future technologies. As a result, our success will depend on our ability to offer services that keep pace with continuing changes in technology, evolving industry standards and changing client preferences. We may not be successful in addressing future developments on a timely basis. Our failure to keep pace with the latest technological developments would have a material adverse effect on our business, financial condition and results of operations.

WE MAY BECOME SUBJECT TO CLAIMS THAT THE SOLUTIONS WE HAVE DESIGNED AND IMPLEMENTED ARE NOT YEAR 2000 COMPLIANT

         Since 1991, we have designed, developed and implemented solutions for a large number of clients. There can be no way of assuring that all of these solutions will be Year 2000 compliant. We have also recommended, implemented and customized various third-party technology and software packages for our clients, some of which may not be Year 2000 compliant. There can be no assurance that we will not become involved in disputes with clients regarding Year 2000 problems involving solutions we developed or implemented or the interaction of those solutions with other applications. These disputes could require us to incur unanticipated expenses and distract us from our core business and these expenses and distractions could have a material adverse effect on our business, financial condition and results of operations.

WE FACE SIGNIFICANT COMPETITION IN MARKETS THAT ARE NEW AND RAPIDLY CHANGING

         The markets for the services we provide are highly competitive. We believe that we currently compete principally with strategy consulting firms, Internet professional services firms, systems integration firms, technology vendors and internal information systems groups. Many of the companies that provide services in our markets have significantly greater financial, technical and marketing resources than we do and generate greater revenues and have greater name recognition than we do. In addition, there are relatively low barriers to entry into our markets and we have faced, and expect to continue to face competition from new entrants into our markets.

         We believe that the principal competitive factors in our markets include:

    - ability to integrate strategy, experience modeling, creative design and technology services;

    -    quality of service, speed of delivery and price;

    -    industry knowledge;

    -    sophisticated project and program management capability; and

    -    Internet technology expertise and talent.

         We believe that our ability to compete also depends in part on a number of competitive factors outside our control, including:

    - the ability of our competitors to hire, retain and motivate professional staff;

    - the development by others of Internet services or software that is competitive with our solutions; and

    -    the extent of our competitors' responsiveness to client needs.

         There can be no assurance that we will be able to compete successfully in our markets.

GOVERNMENT REGULATION COULD INTERFERE WITH THE ACCEPTANCE OF THE INTERNET AND ELECTRONIC COMMERCE, WHICH WOULD ADVERSELY AFFECT THE DEMAND FOR OUR SERVICES

         Any new laws and regulations applicable to the Internet and electronic commerce that are adopted by federal, state or foreign governments could dampen the growth of the Internet and decrease its acceptance as a commercial medium. If this occurs, companies may decide in the future not to pursue Internet initiatives, which would decrease demand for our services. A decrease in the demand for our services would have a material adverse effect on our business, financial condition and results of operations.

INTERNATIONAL EXPANSION OF OUR BUSINESS COULD RESULT IN FINANCIAL LOSSES DUE TO CHANGES IN FOREIGN ECONOMIC CONDITIONS OR FLUCTUATIONS IN CURRENCY AND EXCHANGE RATES

         We expect to continue to expand our international operations. We currently have offices in the United Kingdom and Australia and have recently commenced a joint venture in Italy. We have limited experience in marketing, selling and providing our services internationally. International operations are subject to other inherent risks, including:

    -    recessions in foreign countries;

    -    fluctuations in currency exchange rates;

    -    the scheduled conversion to the euro by most European Union members;

    -    difficulties and costs of staffing and managing foreign operations;

    -    reduced protection for intellectual property in some countries;

    -    changes in regulatory requirements; and

    -    U.S. imposed restrictions on the import and export of technologies.

IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY METHODOLOGY, OUR BUSINESS COULD BE ADVERSELY AFFECTED

         Our success depends, in part, upon our proprietary methodology and other intellectual property rights. We rely upon a combination of trade secrets, nondisclosure and other contractual arrangements, and copyright and trademark laws to protect our proprietary rights. We enter into confidentiality agreements with our employees, generally require that our consultants and clients enter into these agreements, and limit access to and distribution of our proprietary information. There can be no assurance that the steps we take in this regard will be adequate to deter misappropriation of our proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. In addition, although we believe that our services and products do not infringe on the intellectual property rights of others, there can be no assurance that infringement claims will not be asserted against us in the future, or that if asserted that any infringement claim will be successfully defended. A successful claim against us could materially adversely affect our business, financial condition and results of operations.

WE MAY NOT HAVE THE RIGHT TO RESELL OR REUSE SOLUTIONS DEVELOPED FOR SPECIFIC CLIENTS

         A portion of our business involves the development of technology solutions for specific client engagements. Ownership of these solutions is the subject of negotiation and is frequently assigned to the client, although we may retain a license for certain uses. Some clients have prohibited us from marketing the applications developed for them for specified periods of time or to specified third parties and there can be no assurance that clients will not demand similar or other restrictions in the future. Issues relating to the ownership of and rights to use solutions can be complicated and there can be no assurance that disputes will not arise that affect our ability to resell or reuse these solutions. Any limitation on our ability to resell or reuse a solution could require us to incur additional expenses to develop new solutions for future projects.

OUR CO-CHAIRMEN AND CO-CEOS HAVE SIGNIFICANT VOTING POWER AND MAY EFFECTIVELY CONTROL THE OUTCOME OF ANY STOCKHOLDER VOTE

         Jerry A. Greenberg and J. Stuart Moore, our co-Chairmen of the Board of Directors and co-Chief Executive Officers, beneficially own approximately 36.6% of our common stock. As a result, they have the ability to substantially influence, and may effectively control, the outcome of corporate actions requiring stockholder approval, including the election of directors. This concentration of ownership may also have the effect of delaying or preventing a change in control of Sapient even if such a change of control would benefit other investors.

WE ARE DEPENDENT ON OUR KEY PERSONNEL

         Our success will depend in large part upon the continued services of a number of key employees, including Messrs. Greenberg and Moore. Our employment contracts with Messrs. Greenberg and Moore and with our other key personnel provide that employment is terminable at will by either party. The loss of the services of either of Messrs. Greenberg or Moore or of one or more of our other key personnel could have a material adverse effect on our business, financial condition and results of operations. In addition, if one or more of our key employees resigns from Sapient to join a competitor or to form a competing company, the loss of such personnel and any resulting loss of existing or potential clients to any such competitor could have a material adverse effect on our business, financial condition and results of operations. In the event of the loss of any personnel, there can be no assurance that we would be able to prevent the unauthorized disclosure or use of our technical knowledge, practices or procedures by such personnel.

OUR CORPORATE GOVERNANCE PROVISIONS MAY DETER A FINANCIALLY ATTRACTIVE TAKEOVER ATTEMPT

         Provisions of our charter and by-laws may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which stockholders would receive a premium for their shares. These provisions include the following:

    - any action that may be taken by stockholders must be taken at an annual or special meeting and may not be taken by written consent;

    - stockholders must comply with advance notice requirements before raising a matter at a meeting of stockholders or nominating a director for election;

    - a chairman of the board or a chief executive officer are the only ones who may call a special meeting of stockholders;

    - our board of directors is staggered into three classes and the members may be removed only for cause upon the affirmative vote of holders of at least two-thirds of the shares entitled to vote; and

    - our board of directors has the authority, without further action by the stockholders, to fix the rights and preferences of and issue shares of preferred stock.

         Provisions of Delaware law may also discourage, delay or prevent someone from acquiring us or merging with us. See "Description of Capital Stock -- Preferred Stock" and "-- Delaware Law and Certain Charter and Bylaw Provisions."

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus includes and incorporates forward-looking statements that are subject to a number of risks and uncertainties. All statements, other than statements of historical facts included or incorporated in this prospectus, regarding our strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words "will", "believe", "anticipate", "intend", "estimate", "expect", "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee future results, levels of activity, performance or achievements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or strategic investments. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks described in "Risk Factors" and elsewhere in this prospectus. We do not assume any obligation to update any of the forward-looking statements we make.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares by the selling stockholders.

         The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

                              THE E.LAB ACQUISITION

         We acquired substantially all of the assets of E.Lab on October 8, 1999 through an asset purchase agreement. In exchange for E.Lab's assets, we issued an aggregate of 88,044 shares of Sapient common stock, which were valued at approximately $3.8 million based on the last sale price of Sapient common stock on the Nasdaq National Market on October 8, 1999. 13,206 of the shares were placed in escrow to secure the indemnification obligations of certain of the selling stockholders.

         We agreed to use our best efforts to register all 88,044 shares for resale by the E.Lab members following the acquisition. We registered 5,400 of the shares issued to two of E.Lab's members in November 1999.

                              SELLING STOCKHOLDERS

         The following table sets forth, to our knowledge, certain information about the selling stockholders as of March 1, 2000.

         Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

                              NUMBER OF       PERCENTAGE
                              SHARES OF       OF SHARES
                               COMMON         OF COMMON                                        PERCENTAGE OF
                               STOCK            STOCK          NUMBER OF      NUMBER OF          SHARES OF
                            BENEFICIALLY     BENEFICIALLY      SHARES OF      SHARES OF           COMMON
                               OWNED            OWNED            COMMON      COMMON STOCK          STOCK
                               PRIOR           PRIOR TO          STOCK       BENEFICIALLY       BENEFICIALLY
     NAME OF SELLING             TO            OFFERING         OFFERED       OWNED AFTER       OWNED AFTER
       STOCKHOLDER           OFFERING(1)        (1)(2)         HEREBY(1)      OFFERING(2)       OFFERING (2)
     ---------------        ------------     ------------      ---------     ------------      -------------
Rick Robinson                  38,014              *             38,014            0                 *
John Cain                      29,858              *             29,858            0                 *
Lisa Humphrey                   4,010              *              4,010            0                 *
Mary R. McCarthy
   Living Trust                 3,890              *              3,890            0                 *
Maria Bezaitis                  2,864              *              2,864            0                 *
Jason Nims                      2,290              *              2,290            0                 *
Johanna Schoss                  1,718              *              1,718            0                 *

-------------------
         * Less than one percent of the number of shares of common stock outstanding.

(1) The selling stockholders have sole voting power and investment power with respect to all shares listed as owned by the selling stockholders. Of the total shares of common stock listed as owned by the selling stockholders, a total of 13,206 shares are held in an escrow account to secure indemnification obligations of the members of E.Lab to us. It is expected that these shares (less any shares that may be distributed from the escrow account to us in satisfaction of indemnification claims) will be released from escrow and distributed to the selling stockholders on or about October 8, 2000. The number of shares indicated as owned by each selling stockholder includes those shares which such selling stockholder is entitled to receive upon distribution of these shares from the escrow account.

(2) We do not know when or in what amounts a selling stockholder may offer shares for sale and there can be no assurance that the selling stockholders will sell any or all of the shares offered hereby. Because each selling stockholder may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that will be held by the selling stockholders after completion of the offering, no estimate can be given as to the amount of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered hereby will be held by the selling stockholders.

         None of the selling stockholders has held any position or office with, or has otherwise had a material relationship with us or any of our subsidiaries within the past three years, except that in connection with the acquisition of the assets of E.Lab we entered into employment letters with each of the selling stockholders providing for their employment by us. The employment relationships are not for a stated term but are "employment at will" relationships. In connection with the purchase agreement, certain of the selling stockholders also entered into non-competition agreements with Sapient, and we agreed to make loans to the selling stockholders to facilitate the payment of taxes by such selling stockholders, if they so requested.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. As of January 31, 2000, 57,805,757 shares of our common stock were issued and outstanding and no shares of preferred stock were outstanding.

         The following summary of our securities and provisions of our certificate of incorporation and our bylaws is not intended to be complete and is qualified by reference to the provisions of applicable law and to our certificate of incorporation and bylaws.

COMMON STOCK

         Holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to the preferential dividend rights of any preferred stock then outstanding. Upon any liquidation, dissolution or winding-up, holders of common stock are entitled to receive ratably the net assets available for distribution after the payment of all debts and other liabilities and subject to any prior rights of any preferred stock then outstanding. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares to be issued by us in the offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.

PREFERRED STOCK

         Our board of directors is authorized, subject to any limitations prescribed by law, but without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock, in one or more series. Each such series of preferred stock may have such number of shares, designations, preferences, voting powers, qualifications, restrictions and special or relative rights or privileges as is determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

         Our stockholders have granted the board of directors authority to issue preferred stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Sapient.

DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

         We are subject to the provisions of Section 203 of the General Corporation Law of Delaware, an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to some exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

         Our certificate of incorporation and bylaws provide for the division of our board of directors into three classes as nearly equal in size as possible with staggered three-year terms. In addition, our certificate of incorporation and bylaws provide that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of our capital stock entitled to vote. Under our certificate of incorporation and bylaws, any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of Sapient.

         Our certificate of incorporation and bylaws also provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our certificate of incorporation and bylaws further provide that special meetings of the stockholders may only be called by a chairman of the board of directors, a chief executive officer or, if none, a president or by the board of directors. Under our bylaws, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with requirements regarding advance notice to us. The foregoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person from making a tender offer for our common stock, because even if such person acquired a majority of our outstanding voting securities it would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders' meeting, and not by written consent.

         Our certificate of incorporation and bylaws require the affirmative vote of the holders of at least 75% of the shares of our capital stock issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

LIMITATION OF LIABILITY

         Our certificate of incorporation contains provisions:

    - eliminating a director's liability to us or our stockholders for monetary damages for a breach of fiduciary duty, except in circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law; and

    - obligating us to indemnify our officers and directors to the fullest extent permitted by the General Corporation Law of Delaware.

         We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

STOCK TRANSFER AGENT

         The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                              PLAN OF DISTRIBUTION

         The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

         - purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         - block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

         -        in privately negotiated transactions; and

         -        in options transactions.

         In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

         To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

         In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

         In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

         At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

         We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

         We have agreed with the selling stockholders to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement or (ii) October 8, 2000.

                                  LEGAL MATTERS

         Hale and Dorr LLP has passed on the validity of the shares offered by this prospectus.

                                     EXPERTS

         The consolidated balance sheets of Sapient as of December 31, 1998 and 1997 and the consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Registrant (except expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

             Filing Fee - Securities and Exchange Commission ........ $2,338
             Legal fees and expenses of the Company.................. $5,000
             Accounting fees and expenses............................ $5,000
             Miscellaneous expenses.................................. $2,662

                      Total Expenses................................. $15,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

         Article EIGHTH of the Registrant's Amended and Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorney's fees), judgments, fines and amounts paid in settlement reasonably incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, and (b) shall be indemnified by the Registrant against expenses (including attorney's fees) and amounts paid in settlement reasonably incurred in connection with any action by or in the right of the Registrant by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, except that no indemnification shall be made with respect to any such matter as to which such director or officer shall have been adjudged to be liable to the Registrant, unless and only to the extent that a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, he shall be indemnified against all expenses (including attorney's fees) reasonably incurred by him in connection therewith. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be advanced by the Registrant to a director or officer, at his request, upon receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he is not entitled to indemnification.

         Indemnification is required to be made unless the Registrant determines (in the manner provided in its Amended and Restated Certificate of Incorporation) that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition a court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

         Article EIGHTH of the Registrant's Amended and Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the General Corporation Law of Delaware is amended to expand the indemnification permitted to officers and directors, the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

         Article SEVENTH of the Registrant's Amended and Restated Certificate of Incorporation provides that, except to the extent that the General Corporation Law of Delaware prohibits the elimination of liability of directors for breaches of fiduciary duty, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director.

ITEM 16. EXHIBITS

 EXHIBIT
 NUMBER                            DESCRIPTION
 -------                           ------------

    5.1    Opinion of Hale and Dorr LLP.
   23.1    Consent of KPMG LLP.
   23.2    Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.
   24.1    Power of Attorney (See page II-5 of this Registration Statement).

ITEM 17.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

         provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 10th day of March, 2000.

                                             SAPIENT CORPORATION

                                                 /s/ Jerry A. Greenberg
                                             By:_______________________________
                                             Name: Jerry A. Greenberg
                                             Title: Co-Chairman and Co-Chief
                                                    Executive Officer

                        SIGNATURES AND POWER OF ATTORNEY

         We, the undersigned officers and directors of Sapient Corporation, hereby severally constitute and appoint Edward G. Goldfinger, Deborah England Gray, Paul P. Brountas and Jonathan Wolfman, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Sapient Corporation to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

         Signature                           Title                            Date
         ---------                           -----                            ----

/s/ Jerry A. Greenberg      Co-Chief Executive Officer and Director      March 10, 2000
--------------------------  (Principal Executive Officer)
    Jerry A. Greenberg

/s/ J. Stuart Moore         Co-Chief Executive Officer and Director      March 10, 2000
--------------------------  (Principal Executive Officer)
    J. Stuart Moore

/s/ Edward G. Goldfinger    Chief Financial Officer (Principal           March 10, 2000
--------------------------  Financial and Accounting Officer)
    Edward G. Goldfinger

/s/ Carl S. Sloane          Director                                     March 10, 2000
--------------------------
    Carl S. Sloane

/s/ Darius W. Gaskins, Jr.  Director                                     March 10, 2000
--------------------------
    Darius W. Gaskins, Jr.

/s/ Bruce D. Parker         Director                                     March 10, 2000
--------------------------
    Bruce D. Parker

                            Director
--------------------------
    R. Stephen Cheheyl

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  5.1      Opinion of Hale and Dorr LLP.
 23.1      Consent of KPMG LLP.
 23.2      Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.
 24.1      Power of Attorney (See page II-5 of this Registration Statement).